Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”) is made this 18th day of September, 2025, by and between Nature’s Miracle Holding Inc. ( the “Buyer” or “NMHI”) and Big Lake Capital LLC (the “Seller”).

RECITALS

A.	The Seller owns 100% of Zak Properties, LLC, an Ohio limited liability company (“Zak Properties” and/or the “Company”) which in turn owns certain real property located in the City of Toledo, County of Lucas, State of Ohio, commonly known as 405 Madison Ave., as more fully described on Exhibit B (the “Property”), including all appurtenant rights, privileges and easements, and all buildings and fixtures in their present condition.

B.	The seller is the owner of 100% of the membership interests (the “Units”) of the Company. Buyer desires to purchase the Units from Seller and Seller desires to sell the Units to Buyer upon the terms and conditions contained herein.

C.	Upon the conveyance of the Units, Buyer will own the entire membership interest (the “Membership Interest”) of Zak Properties LLC including the Property.

NOW, THEREFORE, for and in consideration of the units and the premises, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by each party, the parties agree as follows:

TERMS

In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I: SALE OF UNITS

1.1. Sale and Purchase of Units. At the Closing (as defined herein), Seller shall sell and transfer the Units to Buyer, and Buyer shall purchase the Units from Seller.

1.2. Purchase Consideration. The purchase price for the Units (“Purchase Price”) shall be the sum of Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00). Seller and Buyer acknowledge and agree that, since the Property is the sole asset of the Company, the Purchase Price represents the value of the Property and, therefore, the value of the Units. The Buyer shall issue (i) 5,000 shares of Series B Preferred Stock (equivalent to $5 million) of the Buyer which (a) can be converted into Common Stock of the Buyer at $0.1180 per share and (b) have certain super-voting rights equal to twenty (20) votes per one (1) share of Series B Preferred Stock; (ii) 9,500 shares of Series C Preferred Stock (equivalent to $9.5 million) convertible into shares of Common Stocks at $0.1180 per share; and (iii) a Convertible Note in the principal amount of $3 million in favor of the Buyer with a term of two years and 10% interest per annum substantially the same as the form of Convertible Note attached hereto as Exhibit A.

ARTICLE II: CLOSING MATTERS

2.1. Closing. The closing under this Agreement (the “Closing”) will take place on the date hereof. The 100% ownership of Zak Properties, LLC shall be transferred to Nature’s Miracle Holding Inc from Big Lake Capital, LLC.

2.2. Deliveries. At Closing, Seller will deliver an assignment of Zak Properties, LLC to Buyer. Buyer will deliver the shares of Series B Preferred Stock, the shares of Series C Preferred Stock and the $3 million Note pursuant to Section 1.2 hereof to Seller.

2.3. Conditions to Closing. The closing and Buyer’s obligations under this Agreement to purchase said property are expressly conditioned on:

2.3.1. Zak Properties has agreed that it will not charge any late fees or default interest related to the payments.

2.3.2. Delivery to Buyer at Closing of all original copies of all leases and amendments thereto encumbering said property.

2.3.3. Delivery to Buyer within three (3) days of closing, a certificate, or information satisfactory to the Buyer in a form drafted by Buyer’s attorney, from each tenant of said property signed by such tenant certifying that:

(a) He is a tenant in possession of a portion of said property under a written lease;

(b) The date of and the names of the parties to such written lease.

(c) The landlord, as of the date of the certificate, is not in default in the performance of said lease.

(d) Such tenant, at the date of such certificate, has no defense or offsets to any action brought for collection of rents thereafter accruing under such lease.

2.3.4. Delivery to Buyer at Closing of true copies of all books and records relating to the management of said Property since the purchase of the Property, including a rent roll showing the status of each lessee of said Property or any portion thereof during such period.

2.3.5. Delivery to Buyer at Closing of all services and other contracts pertaining to the operation, maintenance, or other operations of said Property listed on a schedule hereto attached marked

Exhibit B.

2.3.6. Delivery to Buyer or its nominee at Closing of all permits, certificates, and licenses required by Buyer, to operate said property in the manner it has heretofore been operated by Seller.

PRORATIONS

2.4. Unless otherwise agreed by Buyer and Seller, the following shall be prorated between Seller and Buyer as of Closing, on the basis of a thirty (30)-day month:

(1) Real and personal property taxes for the current tax year levied or assessed against said property including any water tax or water rate levied against said property for the furnishing of water thereto based on the latest available tax bills whether for that year or the preceding tax year.

(2) Premiums on all insurance policies insuring said property against damage or destruction that have been approved by and are being transferred to Buyer.

(3) All rentals accruing under the leases encumbering said property for the period in which the Closing occurs. If any such lease provides for the payment of rent in a specified minimum amount plus additional rent equal to a percentage of the tenant’s annual or monthly gross receipts or sales in excess of a specified amount, for the purposes of such prorations that amount of percentage rent accruing under such lease for the rental period in which closing occurs shall be deemed the same as the amount of percentage rent that accrued under such lease for the rental period immediately preceding the rental period in which closing occurs. The term “rental period” as used in this Paragraph means the period, fiscal year, calendar year, fiscal month, or calendar month, over which the gross receipts or sales of such tenant are measured in determining the percentage rent payable by him under such lease.

(4) Security deposits made pursuant to the terms of any lease encumbering said property to which, pursuant to the terms of such lease, resort may be properly had for rent accruing or breaches occurring during the period in which closing is terminated, shall be paid to Buyer at closing.

(5) Salaries of employees shown on the schedule hereto attached marked Exhibit C.

(6) Social security payments and contributions to union welfare and pension funds, Christmas bonus funds, or vacation funds on account of the employees listed on the schedule hereto attached marked Exhibit C accruing for the period in which the Closing occurs.

(7) Charges accruing for the contract period in which the Closing occurs on service and other contracts approved by Buyer.

(8) Interest on obligations secured by encumbrances to which said property will remain subject after the Closing.

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to Buyer, and as of Closing, that:

3.1. Organization. Seller is a Nevada limited liability company and Zak Properties LLC is an Ohio registered limited liability company, both of which are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they are formed. Seller and Company have all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on their business as and where now being conducted.

3.2. Capitalization and Ownership. Seller is debt free and owns the Units of Company, all of which constitute the issued and outstanding membership interests of Company, and all the Units were duly authorized, validly issued and fully paid and non-assessable. Company has no outstanding obligation to issue or sell any membership interests or other equity securities to any third party.

3.3. Authorization and Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Seller and Company. This Agreement has been duly executed and delivered by the Seller and this Agreement constitutes the legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

3.4. No Violation of Laws or Agreements. The execution and delivery of this Agreement do not contravene any provision of Seller’s or Company’s Articles of Incorporation or Organization or Bylaws or Operating Agreement, do not violate or conflict with any judgment or order of any court or governmental agency, or any applicable law, rule or regulation, or result in the termination of or loss of any right under any agreement or contract of either, except the April Default..

3.5. Financial Statements. The Company’s Profit and Loss statements for the years ended December 31, 2022, 2023 and 2024 (the “Financial Statements”) are true and accurate in all material respects and have been reviewed by the Seller’s and Company’s accountants.

3.6. Taxes. Seller and Company has (a) timely filed all returns required to be filed by it with respect to all federal, state, local and foreign taxes of all types and kinds (“Taxes”); (b) paid all Taxes shown to have become due pursuant to such returns; and (c) paid all other Taxes for which a notice of or assessment or demand for payment has been received.

3.7. Compliance with Laws. Seller and Company have complied with all applicable statutes, rules, regulations and orders, federal, state, municipal and foreign, the noncompliance with which would have a material adverse impact on the assets or business of Seller or Company.

3.8. Title. Company has good and marketable title to all of its properties and assets reflected in the Financial Statements, except those disposed of in the ordinary course of business since the preparation of the Financial Statements, free and clear of any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, right of way, easement, claim, security interest, charge or any other matter affecting title, except those set forth in the Financial Statements, liens for current taxes not yet due and payable, and liens granted to Zak Properties.

ARTICLE IV: CERTAIN OBLIGATIONS OF SELLERS

4.1. Conduct or Business Pending Closing. From and after the date hereof and pending Closing, Seller covenants and agrees that the business of Company will be conducted only in the ordinary course; that Company will obtain and maintain in full force and effect and comply with all permits, certificates, licenses, approvals, registrations and authorizations required under all laws in connection with its business or assets, and will comply with all laws, rules and regulations applicable to its business or assets; and that Company shall maintain in full force and effect its policies of insurance.

ARTICLE V: TERMINATION

5.1. Termination. This Agreement may be terminated at any time prior to Closing by Buyer, if there has been a misrepresentation by Seller or a breach by Seller of any warranty or covenant, or by Seller, if there has been a misrepresentation by Buyer or a breach by Buyer of any warranty or covenant. In the event of termination by either Seller or Buyer, this Agreement shall forthwith terminate and there shall be no liability on the part of either Seller or Buyer, except any party whose breach of any representation, warranty or non-fulfillment of any covenant contained in this Agreement shall have resulted in the failure of the transactions contemplated by this Agreement to close, shall be liable for breach of contract or otherwise, to the extent of all expenses incurred by the non-defaulting party, such expenses to include, but not be limited to, all reasonable fees, attorneys’ fees, financing charges, professional advisors’ fees, accounting fees, and related expenses.

ARTICLE VI: MISCELLANEOUS

6.1. Survival of Representations. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing.

6.2. Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

6.4. Headings. The headings preceding the text of the Articles and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

6.5. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but which together shall constitute one (1) and the same instrument, and signature and delivery may be via telefax, e-mail, or other electronic means.

6.6. Entire Agreement. This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, set forth all the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

6.7. Indemnification by the Seller. Subject to the terms herein, the Seller shall indemnify, defend, and hold the Buyer and its members, partners, directors, officers, employees, shareholders, legal representatives and assigns harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense of any kind or character, including reasonable attorneys ‘fees, arising out of or in any manner incident, relating or attributable to:

(a) Any inaccuracy in any representation or breach of any warranty of the Seller contained in this Agreement;

(b) Any failure by the Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by any of them under this Agreement;

(c) Reliance by the Buyer on any written information furnished to the Buyer prior to, or pursuant to, this Agreement by or on behalf of the Seller in the event that such written information is false or inaccurate; and

(d) For any debt or liability owed by the Seller and/or Zak Properties on or before the Closing date including any and all amounts related to the default of the debt owed to any parties and the debt related to the prorations specified in Article 2.4.

6.8. Survival of Indemnification. The obligations to indemnify and hold harmless pursuant to this Article VI shall survive the Closing for a period of two years, notwithstanding any investigation at any time made by or on behalf of any party, except that claims, if any, asserted in writing prior to such second anniversary identified as a claim for indemnification pursuant to this Article VI shall survive until finally resolved and satisfied in full.

6.9. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

6.10. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third- party beneficiary of this Agreement.

6.11. Severability. In the event that any arbitral tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such arbitral tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such arbitral tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

6.12. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

6.13. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

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The parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

Big Lake Capital, LLC
(Sole Member of Zak Properties LLC.)

By:	/s/ Tie Li
Tie Li
Managing Partner

BUYER:

Nature’s Miracle Holding Inc.

By:	/s/ Tie Li
Tie Li
Chairman and CEO

EXHIBIT A

$3 Million Note Agreement

EXHIBIT B